UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-A/A

(Amendment No. 1)

_____________________

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

 PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ADVANCED BATTERY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-2497491
(State or Other Jurisdiction of incorporation or organization)	(I.R.S. Employer I.D. No.)

21 West 39th Street, Suite 2A New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class                                            Name of each exchange on which

             to be so registered:                                         each class is to be registered:

             Common Stock, $.001 par value                    The NASDAQ Stock Market, LLC

If this form relates to the

If this form relates to the

registration of a class of securities

registration of a class of securities

pursuant to Section 12(b) of the

pursuant to Section 12(g) of the

Exchange Act and is effective

Exchange Act and is effective

pursuant to General Instruction

pursuant to General Instruction

A.(c), please check the following

A.(d), please check the following

box.  .  ☒

box.  0

Securities Act registration statement file number to which this form relates:  ________________

Securities to be registered pursuant to Section 12(g) of the Act:  None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1

Description of Registrant’s Securities to be Registered.

Advanced Battery Technologies, Inc. is authorized to issue 60,000,000 shares of Common Stock, $.001 par value per share. Holders of the Common Stock are entitled to one vote for each share in the election of directors and in all other matters to be voted on by the stockholders.  There is no cumulative voting in the election of directors.  Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors with respect to the Common Stock out of funds legally available therefor and, in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities.  The holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments.  There are no redemption or sinking fund provisions applicable to the Common Stock.  The Common Stock currently outstanding is validly issued, fully paid and non-assessable.

Item 2.

Exhibits

3-a

Amended and Restated Certificate of Incorporation – filed as an exhibit to the Current Report on Form 8-K filed on July 13, 2004 and incorporated herein by reference.

3-b

Bylaws – filed as an exhibit to the Registrant’s initial filing on Form 8-A on October 5, 2007.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  February 25, 2008

ADVANCED BATTERY TECHNOLOGIES, INC.

By:

/s/ Fu Zhiguo

Fu Zhiguo

            Chief Executive Officer